SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.   20549


                                        FORM 8-K

                                     CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):           July 26, 1995


                                          GANNETT CO., INC.
(Exact name of registrant as specified in its charter)


              Delaware                 1-6961                16-0442930
  (State or other jurisdiction       (Commission            (IRS Employer
         of incorporation)           File Number)           Identification No.)



                 1100 Wilson Boulevard, Arlington, Virginia  22234
               (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code          (703) 284-6000


__________________________________________________________
(Former name or former address, if changed since last report)

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ITEM  5.    OTHER EVENTS

          On July 24, 1995, Gannett Co., Inc. ("Gannett") entered into an Agreement and Plan of Merger dated as of July 24, 1995
 (the "Merger Agreement") among Gannett, a wholly owned subsidiary of Gannett ("Sub"), and Multimedia, Inc. ("Multimedia"), a South Carolina corporation. The Merger Agreement provides for the merger of Sub with and into Multimedia, with Multimedia surviving as a wholly owned subsidiary of Gannett.

          Pursuant to the Merger Agreement each share of issued and outstanding common stock of Multimedia will be converted into the right to receive $45.25 in cash, for a total price in excess of $1.7 billion. As a result of the merger, Gannett will also assume or incur approximately $540 million of long-term indebtedness of Multimedia. The purchase price is subject to adjustment if Multimedia's long-term debt (including the current portion of long-term debt) at December 31, 1995 exceeds a specified level.

          Prior to its execution, the Merger Agreement was approved by the respective boards of directors of Gannett and Multimedia. The consummation of the merger is subject, among other things, to the approval of the shareholders of Multimedia, certain approvals by the Federal Communications Commission, and other regulatory approvals. In addition, the merger is conditioned on Multimedia's debt not exceeding a specified level on the second business day prior to consummation of the merger.

            A copy of the Merger Agreement is attached to this report as Exhibit 99.



ITEM  7.    FINANCIAL STATEMENTS AND EXHIBITS.

          (c)  Exhibits.

               See Exhibit Index for list of exhibits.

SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             GANNETT CO., INC.



Dated:   July 26, 1995                     By:   /s/  Thomas L. Chapple
                                                 Thomas L. Chapple,
                                                 Senior Vice President,
                                                 General Counsel and Secretary

                                      EXHIBIT INDEX


Exhibit
Number         Title or Description                                   Location

   99          Agreement and Plan of Merger dated                     Attached
               July 24, 1995